Exhibit 99.1
Cypress Names J. Daniel McCranie Executive Vice President of Sales and Applications
SAN JOSE, Calif.--(BUSINESS WIRE)-- Cypress Semiconductor Corp. (NASDAQ: CY) announced that it has named board member J. Daniel McCranie as Executive Vice President of Sales and Applications. Previously, McCranie served as Cypress's Executive Vice President of Sales and Marketing from 1993-2001.
Prior to his initial tenure with Cypress, McCranie was the Chairman, President and CEO of SEEQ Technology, and has held positions of increasing responsibility in management, engineering, and sales and marketing at Harris Corp., Advanced Micro Devices, American Microsystems Ltd. and Philips Corp. McCranie currently serves as chairman of the board of ON Semiconductor Corp. and Freescale Semiconductor. He is also a member of the board of Mentor Graphics Inc.
David Loftus, Executive Vice President of Sales and Applications, has resigned from Cypress for personal reasons, effective today. Cypress would like to thank David for his contributions and wish him success in the future.
About Cypress
Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC® 1, PSoC 3, PSoC 4 and PSoC 5LP programmable system-on-chip families. Cypress is the world leader in capacitive user interface solutions including CapSense® touch sensing, TrueTouch® touchscreens, and trackpad solutions for notebook PCs and peripherals. Cypress is a world leader in USB controllers, which enhance connectivity and performance in a wide range of consumer and industrial products. Cypress is also the world leader in SRAM and nonvolatile RAM memories. Cypress serves numerous major markets, including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the NASDAQ Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com. Cypress, the Cypress logo, TrueTouch, PSoC and CapSense are registered trademarks of Cypress Semiconductor Corp. All other trademarks are property of their owners.